UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) February 10, 2020
RealNetworks, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-37745	91-1628146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 First Avenue South, Suite 600
Seattle, Washington 98134
(Address of principal executive offices) (Zip code)
(206) 674-2700
Registrant's telephone number, including area code
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	RNWK	The NASDAQ Stock Market
Preferred Share Purchase Rights	RNWK	The NASDAQ Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 10, 2020, RealNetworks, Inc. (the “Company”) entered into a Series B Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with Rob Glaser, Founder, Chairman of the Board, Chief Executive Officer, and significant shareholder of the Company. Pursuant to the Stock Purchase Agreement, Mr. Glaser invested approximately $10 million in the Company in exchange for the issuance to him of 8,064,516 shares of Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”).
The relative rights, preferences, limitations and powers of the Series B Preferred Stock are set forth in and governed by the Designation of Rights and Preferences of Series B Preferred Stock (the “Certificate of Designation”) in accordance with the terms and provisions of the Stock Purchase Agreement. Such rights, preferences, limitations and powers of the Series B Preferred Stock include, among other provisions, the right to proportional adjustment and the right to any dividends or distributions declared with regard to the Company’s common stock, par value $0.001 per share (the “Common Stock”), no voting rights nor consent requirement for the taking of corporate action, and limitations on transferability of the Series B Preferred Stock. Further, each share of Series B Preferred Stock is convertible into one share of Common Stock, provided, however, that no conversion is permitted in the event that such conversion would cause Mr. Glaser’s beneficial ownership of Common Stock to exceed the 38.5% threshold set forth in the Company’s Second Amended and Restated Shareholder Rights Plan dated November 30, 2018 (the “Rights Plan”).
The foregoing summary of certain rights, preferences, limitations and powers of the Series B Preferred Stock is a general description only. It does not purport to be complete and is qualified in its entirety by reference to (a) the Stock Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference, and (b) the Certificate of Designation, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 3.02. Unregistered Sales of Equity Securities.
Pursuant to the Stock Purchase Agreement described in Item 1.01 of this Current Report on Form 8-K (which description is hereby incorporated by reference into this Item 3.02), 8,064,516 shares of Series B Preferred Stock (the “Series B Shares”) were issued to Rob Glaser, Founder, Chairman of the Board, Chief Executive Officer, and significant shareholder of the Company in exchange for cash consideration of approximately $10 million.
The Series B Shares were sold by the Company to Mr. Glaser in a private placement without registration in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission pursuant to the 1933 Act.
Each of the Series B Shares is subject to the rights, preferences, limitations and powers as set forth in the Certificate of Designation, and is convertible into one share of Common Stock, provided, however, that no conversion is permitted in the event that such conversion would cause Mr. Glaser’s beneficial ownership of Common Stock to exceed the 38.5% threshold set forth in the Rights Plan.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     The board of directors of the Company (the “Board”) adopted the Certificate of Designation, effective February 10, 2020, effectuating an amendment (the “Amendment”) to the Company’s Amended and Restated Articles of Incorporation (the “Articles”). The Amendment functions to amend the Articles to set forth the rights, preferences, limitations and powers of the Series B Preferred Stock, which include, among other provisions, the right to proportional adjustment and the right to any dividends or distributions declared with regard to the Common Stock, no voting rights nor consent requirement for the taking of corporate action, and limitations on transferability of the Series B Preferred Stock. Further, the Certificate of Designation provides that each share of Series B Preferred Stock is convertible into one share of Common Stock, provided, however, that no conversion is permitted in the event that such conversion would cause Mr. Glaser’s beneficial ownership of Common Stock to exceed the 38.5% threshold set forth in the Rights Plan.
The foregoing description of the Certificate of Designation is a summary, is not complete, and is qualified in its entirety by the text of the actual Certificate of Designation, a copy of which is filed with this Current Report on Form 8-K as Exhibit 4.1 and is incorporated herein by reference.
Item 7.01. Regulation FD.

The Company’s press release dated February 10, 2020 announcing the sale and issuance of shares of its Series B Preferred Stock to Rob Glaser is included as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	RealNetworks, Inc. Designation of Rights and Preferences of Series B Preferred Stock
10.1	Series B Preferred Stock Purchase Agreement dated February 10, 2020 by and between RealNetworks, Inc. and Rob Glaser
99.1	Press release of RealNetworks, Inc. dated February 10, 2020

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALNETWORKS, INC.

By:	/s/ Michael Parham
Michael Parham
Senior Vice President, General Counsel and Corporate Secretary
Dated: February 10, 2020